UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report  -  December 4, 2014

(Date of earliest event reported)

BEMIS COMPANY, INC.

(Exact name of Registrant as specified in its charter)

Commission File Number 1-5277

Missouri	43-0178130
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin  54956-0669

(Address of principal executive offices)

Registrant’s telephone number, including area code:   (920) 727-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                  APPOINTMENT OF OFFICER

On December 4, 2014, Bemis Company, Inc. announced that its Board of Directors has elected Michael B. Clauer to the position of Vice President and Chief Financial Officer, effective immediately.  Mr. Clauer, age 57, joins Bemis from BWAY Corporation, a supplier of metal and rigid plastic containers, where he had been Executive Vice President and Chief Financial Officer since 2009.

Mr. Clauer will receive an annual base salary in the amount of $535,000.  He will be eligible to participate in the short-term annual performance-based cash incentive plan for executive officers with a target of 75% of his base salary.  He will also be eligible to participate in the long-term stock incentive plan with an annual target of 165% of his base salary.  Both the short-term annual performance-based cash incentive plan and the long-term stock incentive plan are explained in our proxy statement for the 2014 Annual Meeting of Shareholders.  In addition, he will be entitled to our standard employee benefits and will receive our standard Management Agreement, all of which are explained in more detail in our proxy statement for the 2014 Annual Meeting of Shareholders.

In connection with the commencement of his employment, Mr. Clauer will be eligible to receive a signing bonus in the amount of $270,000 and he will receive a grant of 10,000 time-based restricted stock units that will vest on December 31, 2017.

Mr. Clauer has a Bachelor of Science degree in Accounting from California State Polytechnic University and is a licensed Certified Public Accountant.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEMIS COMPANY, INC.

By	/s/ Sheri H. Edison
Sheri H. Edison, Vice President,
General Counsel and Secretary

Date	December 5, 2014